Exhibit 99.1
T STAMP INC
(‘Trust Stamp’ or ‘The Company’)
Nasdaq: IDAI
Trust Stamp filed its Q1 10-Q for the three months ended March 31, 2026 reflecting 39% increase in net recognized revenue with continued customer and pipeline growth
May 14, 2026, Atlanta, Georgia, United States: Trust Stamp (Nasdaq: IDAI) announced that:
1.It filed its Q1 10-Q report for the three months ended March 31, 2026 after the Nasdaq market closed on May 14, 2026.
2.Net recognized revenue for the three months ended March 31, 2026 was $757 thousand, an increase of 39% from $545 thousand for the corresponding period in 2025. The increase was primarily attributable to the S&P 500 bank customer contract amendment in 2025 which increased recognized revenue by $236 thousand when compared to the corresponding period in 2025. Notably, recognized revenue did not include services delivered in Q1 to the company’s newest customers which will result in billable revenue in Q2 and beyond.
3.Total Operating Expenses were $3.03 million for the three months ended March 31, 2026, compared to $2.71 million for the corresponding period in 2025, for an increase of $318 thousand. A portion of the increase includes one-time acquisition expenses related to Lexverify, development expenses related to the Wallet of Wallets (WoWTM) and timing differences in recognition of RSU expenses, as well as an increased cost of sales associated with the increase in recognized revenue.
4.Comprehensive Loss for the three months ended March 31, 2026 was $2.23 million compared to $2.16 million for the three months ended March 31, 2025 representing a 3.4% increase year on year. Basic and diluted net loss per share were $0.42 per share for the three months ended March 31, 2026, compared to $0.89 per share for the corresponding period in 2025.
5.Cash and Cash Equivalents as of March 31, 2026 were $3.89 million which, with receivables and prepaid expenses, resulted in Total Current Assets of $5.34 million.

Gareth N. Genner, Chief Executive Officer of the Company commented: “The increase in recognized revenue in Q1 reflects a high level of continued performance on our historic engagements in parallel to our work with two new major clients that we anticipate will result in significant billable revenue in Q2 and beyond. Our pipeline of substantial revenue prospects has continued to grow and mature and we are seeing significant interest in our WoWTM which will launch once there is resolution of the continuing legislative uncertainties regarding stablecoin governance.”

Inquiries
Investors:	shareholders@truststamp.ai
About Trust Stamp
Trust Stamp is a global provider of AI-powered services for use in multiple sectors including banking and finance, regulatory compliance, government, healthcare, real estate, communications, and humanitarian services. Its technology empowers organizations via advanced solutions that reduce fraud, tokenize and secure data, securely authenticate users while protecting personal privacy, reduce friction in digital transactions, and increase operational efficiency, enabling customers to accelerate secure financial inclusion and reach and serve a broader base of users worldwide.

With team members from twenty-two nationalities in eight countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI).
Safe Harbor Statement: Caution Concerning Forward-Looking Remarks
All statements in this release that are not based on historical fact are “forward-looking statements” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.